                                                                    EXHIBIT 99.2


                       HUNTINGTON BANCSHARES INCORPORATED
                                OCTOBER 16, 2001
                                 2:00 p.m. EDT


         OPERATOR: Good afternoon. My name is Amanda and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Huntington Bancshares third quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press the number one on your telephone keypad and questions will be taken in the order that they are received. If you would like to withdraw your question, press the pound key. I would now like to turn the call over to Tom Hoaglin, chairman, president, and CEO of Huntington Bancshares. You may begin your conference.

         TOM: Thank you, operator. Welcome, everyone. Thanks for joining us today. Also participating in today's call will be Mike McMennamin, vice chairman and chief financial officer and Jay Gould, senior vice president and director of investor relations.

         Before I turn to the quarter's results, I'd like to welcome Jay aboard. Increasing shareholder awareness of Huntington and maintaining open communications with the investment community is a high priority for us. Jay, as many of you know, has 20 years experience in heading bank investor relations efforts and we're extremely pleased to have him bringing this experience and insight to the team.


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         This afternoon I'll provide you with an overview of the progress we're making at Huntington and key highlights of the third quarter's performance. Mike will then follow with a detailed review of the quarter. We want to leave ample time for your questions so let's move ahead.

         First Jay has some housekeeping items to cover.  Jay.

         JAY: Thank you, Tom, and it is a pleasure to be here. This call is being recorded and will be available as a rebroadcast starting today around 5:00 p.m. through October 30th. It will also be on the Internet for two weeks. Please call the investor relations department at 614-480-5676 for more information on how to access these recordings or if you have not yet received the earnings press release for today's presentation materials.

         Today's discussion, including the question and answer period, may contain forward looking statements as defined by the Private Securities Litigation Reform Act of 1995. Such statements are based on information and assumptions available at this time and are subject to change, risks, and uncertainties which may cause actual results to differ materially. We assume no obligation to update such statements. For a complete discussion of risks and uncertainties, please refer to slide two and materials filed with the SEC including our most recent 10-K, 10-Q and 8-K


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                                                                          Page 3


filings. With that, let me turn the meeting back over to Tom.

         TOM: Jay, thank you. As you know, we had a very busy third quarter. On September 26th, we announced the sale of our Florida operations to Sun Trust at an attractive 15 percent deposit premium. The transaction is expected to close in February of 2002, a couple of months later than our original target, after which time, we will begin our share repurchase program. This transaction and subsequent share repurchase program are key components of our comprehensive financial and strategic restructuring plan. Another component is the consolidation of about 40 banking offices outside of Florida. This continues on track and will be completed by year end.

         In a moment, Mike will talk about our third quarter financial results with which overall we were pleased. Let me overview four key performance items. First, this quarter's earnings per share of 30 cents exceeded the 29 cents consensus. Importantly, core EPS was up two cents from the second quarter. My thanks go to every Huntington employee who helped make this possible.

         Second, we maintained the level of loan loss reserves that was increased substantially through special charges at the end of the second quarter. You will recall that we have

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previously indicated our attention to allow the reserves to run back down to our historical level.

         Third, and perhaps most encouraging to long term performance is the fact that we are seeing improving operating margins. Contributing to this on the revenue side was an expanded net interest margin. This reflected a combination of factors that Mike will detail.

         On a funding note, I was particularly encouraged by the growth in core deposits. This quarter was the first quarter in a long time that core deposits increased significantly. In part, this was due to renewed success in attracting retail deposits. We've also seen significant year over year growth in our fee income. This was broad based and included a record quarter of annuity sales.

         Very importantly, expenses were down and we're going to continue to be relentless in our cost containment efforts. These factors resulted in a 110 basis point improvement in our efficiency ratio to 57.5 percent in the quarter. This was also significantly better than the 62 percent ratio in the first quarter. Yet we still have a lot of work before us. Fourth, while net charge offs declined, we are disappointed to report a sizeable increase in non-performing assets.

         Let me close with a comment on the outlook. Last July

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we provided second half earnings per share guidance of 58 to 60 cents per share.
Third quarter performance of 30 cents per share would therefore imply a fourth quarter of 28 to 30 cents per share. We're pleased with the third quarter and think the fourth quarter will now come in between 29 and 31 cents per share, even with increases in net charge-offs and non-performing assets while maintaining strong reserves. This would result in full year earnings of $1.16 to $1.18 per share.

         With respect to our outlook for next year, given the lack of visibility on the macro level and the potential impact recent events are having on the economy, it is simply too early at this time to have a clear enough perspective to update our guidance. My commitment to you as CEO is to continue making progress on our strategic initiatives and remain as open as possible in communicating our expectations. But I hope you can appreciate why we're not prepared to provide updated guidance today.

         Let me now turn the call over to Mike who will go through the details of the quarter. Mike.

         MIKE: Thanks, Tom. Let me build on the third quarter accomplishments that Tom just mentioned with some additional performance highlights.

         On the positive side, we continue to see growth in

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total loans, seven percent on an annualized basis during the quarter. We're delighted to see 11 percent growth in our core deposits. While some of this growth is seasonal, it also reflects success in our initiative to grow deposits in anticipation of the sale of our Florida operations.

         Net interest margin improved seven basis points during the quarter from 397 to 404, following a four basis point increase in the second quarter and is now 30 basis points higher than it was a year ago.

         Non-interest income excluding securities gains increased 17 percent from a year ago reflecting strong increases in mortgage banking, brokerage, insurance, trust, and capital markets revenue. Non-interest expense declined by
4.4 million dollars during the quarter, resulting in 110 basis point improvement in the efficiency ratio from 58.6 in the second quarter down to 57.5 percent.

         One negative aspect in our third quarter performance was a 27 percent increase in non-performing assets which we'll detail later.

         Turning to slide five, we previously reported that in connection with our strategic refocusing plan, we intend to recognize total restructuring and other special charges approximating 140 million dollars after tax. In the second quarter, 72 million dollars of these charges were recognized

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                                                                          Page 7



relating primarily to credit and asset impairment issues. As you can see, we recorded 51 million dollar per-tax, 33 million after tax of these charges in the third quarter. I'll discuss these items in more detail in the next slide.

         The amounts on this slide six are all pre-tax. We've divided the major components of the third quarter 51 million dollar pre-tax charge into two categories. Included in the 33 million dollar restructuring component, were 16 million dollars - either the exit or curtailment of certain E-commerce activities, 10 million dollars in owned or leased facilities the company has or intends to vacate (that includes space in corporate headquarters and our former operations center), four million dollars related to the reduction of ATMs and three million dollars in employee severance and retention expenses.

         Included in the 18 million dollar component entitled "other" are non-recurring legal, accounting, consulting, and other operational costs. Some of the remaining 53 million pre-tax charge is expected to be recognized in the fourth quarter with the remainder in the first quarter of next year when the Florida sales closes. Remaining charges will primarily relate to closing costs on a non-Florida branches as well as retention and severance costs associated with the Florida sale.

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         My remaining comments today will address third quarter earnings on an operating basis which excludes the impact of the aforementioned restructuring and other charges. Slide seven shows earnings per share performance. Operating and core earnings per share show the underlying earnings power of the company. Operating earnings excludes the impact of restructuring and other charges that occurred in all periods shown which is a good starting point. Core earnings per share eliminates the impact of selected one time items like security gains and gains from asset sales. This is the primary figure we focus on to measure our progress and as Tom mentioned, core earnings per share were two cents higher in the second quarter and one penny higher than last year. Cash earnings per share represents operating earnings per share after deducting the good will amortization.

         The next slide, slide eight, looks at the trend in some key performance ratios. One thing I want to highlight here is that the tangible common equity to asset ratio has remained stable even after this quarter's 33 million dollar after tax restructuring charge. As announced at our investment conference in July, our goal is to maintain a minimum tangible common equity to asset ratio of six and a half percent after the sale of our Florida operations. Completing the Florida sale will immediately increase this

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                                                                          Page 9


ratio above nine percent with the subsequent share repurchase program reducing it back closer to the minimum six and a half percent target.

         This next slide compares the income statements of the third quarter, second quarter, and the year ago quarter. The interesting comparison is the current quarter versus last year. While net income declined from 83 million dollars to 75.7 million, as previously mentioned, core earnings increased slightly from 29 to 30 cents a share. Net interest income increased 14 million dollars year over year in spite of a one percent decline in earning assets as the net interest margin expanded from 374 to 404.

         As previously mentioned, non-interest income increased 17 percent or 18 million dollars with most of this increase offset by a 15 million dollar increase in non-interest expense. Security gains declined from over 11 million to one million. Provision expense increased by 23 million dollars, reflecting credit quality deterioration with reported net charge offs increasing from 46 to 74 basis points.

         Slide ten shows the favorable trend in net interest income and net interest margin over the past year. The increase in the margin was driven by two factors, a richer earning asset mix with a reduction in low margin investment

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securities and residential mortgages from 23 percent of earning assets to 16 percent. Secondly, a slight liability sensitive balance sheet during a period of declining interest rates. Net interest income and the net interest margin are at the highest levels since the second half of 1999.

         Turning to the next slide, the managed long growth numbers, slide 11, have been adjusted for the impact of acquisitions, securitization activity, and asset sales. Managed loans grew at a seven percent annualized rate during the quarter consistent with the seven percent growth rate versus the year ago quarter and up slightly from the five percent growth rate in the second quarter.

         The four percent annualized decline in commercial loans during the quarter was driven by continued weakness in automobile floor plan credit. Excluding floor plan loans, commercial loans increased at a three percent rate during the quarter. Floor plan credit has declined 21 percent in the last year as dealers have reduced their auto inventories and the captive auto finance companies have been very aggressive on pricing, tying their attractive rates on floor plan loans to their purchase of retail paper.

         Commercial real estate loans increased at a 16 percent rate during the quarter and were up seven percent from a


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                                                                         Page 11


year ago. All of our commercial real estate lending has been and continues to be only to developers in our footprint. The indirect automobile loan and lease portfolio increased at a very strong seasonally 13 percent rate during the quarter versus the nine percent rate over last year's quarter. However, we did see a significant slowing in new origination volume in September following the terrorist attacks.

         Other consumer loans increased at a nine percent annualized rate during the quarter driven by strong double digit growth in home equity lines of credit continuing the strength that we've seen over the past year.

         The next slide, slide 12, provides details on recent core deposit trends. Core deposits exclude negotiable CDs and Eurodollar deposits. The eleven percent annualized growth rate during the quarter was the strongest quarterly increase in the recent past. While some of this growth is seasonal and we would not expect this high growth rate to continue, a significant portion of the growth represents our increased emphasis on attracting retail deposits.

         The third quarter growth was driven primarily by strong seasonal demand deposits in the corporate sector and growth in interest bearing and time deposits in the retail sector. The retail growth reflected two factors: one, more

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aggressive pricing in anticipation of the Florida sale and two, support of an attempt to invigorate our retail sales efforts.

         Turning to slide 13, our discussion here is non-interest income and is going to focus on year over year trends which mitigate seasonal factors that sometimes impact linked quarter comparisons. Total non-interest income before security gains increased 19 million dollars or 17 percent versus the same quarter a year ago. Service charges increased five percent versus a year ago. Some of the factors contributing to the increase were the impact of lower interest rates on deposit balances, increased sales of cash management products and pricing increases.

         Brokerage and insurance revenue was 4.3 million dollars or 28 percent higher than the year ago period, with strong growth in insurance and investment banking fees which are included in this line item. Huntington Capital Corp, which is our investment banking subsidiary, had one of its strongest quarters ever. Brokerage income posted an eight percent year over year increase despite a volatile equity market while annuity sales increased 53 percent as result of record sales of 142 million dollars during the quarter.

         Trust income increased 17 percent over the prior year, reflecting increased revenue from Huntington's proprietary

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                                                                         Page 13


mutual funds. The increase in revenue was a result of a 12 percent increase in fund assets to 2.9 billion dollars aided by the introduction of five new funds as well as fee increases.

         Mortgage banking income was particularly strong given the current lower rate environment, with revenue increasing 5.2 million or 55 percent from a year ago, although down from the very strong second quarter. Mortgage origination volume was 737 million dollars during the third quarter, just about double the 365 million dollars from a year earlier.

         The 20 percent increase in other non-interest income primarily reflects a two and a half million dollar increase in revenues on the sale of interest rate derivative products to corporate customers, which is a new activity for us this year.

         Turning to slide 14, non-interest expense increased 15.3 million or seven percent compared with the same period last year. Perhaps more importantly non-interest expense declined 4.4 million dollars or two percent from the second quarter reflecting our increased focus on cost containment.

         The next slide provides an overview of our credit quality. As previously mentioned, our non-performing assets

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                                                                         Page 14


increased 44 million dollars or 27 percent from the second quarter and represented 97 basis points, almost one percent of period end total loans and other real estate owned. Reported total net charge-offs were 74 basis points. Excluding losses on businesses we have exited and for which reserves were established in the second quarter, net charge-offs on an operating basis were 61 basis points.

         Delinquencies over 90 days increased to 43 basis points, up only slightly from the third quarter of last year. During the earnings call last quarter, we indicated the allowance for loan losses would decline as the loans reserved for as a part of the special charge were charged off. However, credit quality and the economic outlook have weakened since that time. As such we are maintaining the allowance for loan losses at the higher 1.67 percent level which we believe is adequate at this time. We will be watching credit trends very carefully and we'll take whatever actions are necessary to ensure the continued strength of our balance sheet and the credit loss reserves.

         Slide 16 shows the recent trend in non-performing assets as well as their composition. The 44 million increase in the third quarter included 20.5 million dollars of shared national credits, essentially all of which were in the manufacturing sector. Of the remaining 24 million

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                                                                         Page 15


increase, 13 million dollars related to real estate businesses and seven million dollars loans to contractors.

         The next slide summarizes our credit exposure to industries that may be particularly vulnerable to the weakening economic environment. As you can see, these industries represent only six percent of our total 10.4 billion dollar commercial and commercial real estate portfolio and three percent of our non-performing assets. Worth noting is the fact that most of our lending in the restaurant sector is to the fast food or the non-high end segment of the industry, which we feel will hold up relatively well in a weakening economy.

         On the next slide, net charge-offs, slide 18, are shown in two ways. Total reported net charge-offs in the third quarter were 74 basis points. Charge-offs on an operating basis exclude the impact of any charge-offs established in the second quarter special charge and any related subsequent charge offs. Excluding the 13 basis points of charge-offs related to portfolios we have exited and for which reserves were provided in the second quarter, net charge-offs on an operating basis declined from 73 basis points in the second quarter to 61 basis points in the third quarter. Commercial charge-offs declined from 67 to 56 basis points and commercial real estate charge-offs declined from 18 basis

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points to zero in the third quarter.

         Last quarter, we estimated that total net charge-offs from the second half of this year including any charge-offs against the reserves established in the second quarter would be 65 basis points. You can see from this chart that they actually were 74 basis points for the quarter. We expect that net charge offs in the fourth quarter will be in the 80 to 90 basis point range.

         The next slide provides more detail on our consumer charge-offs, which on a reported basis totaled 107 basis points for the quarter. Excluding losses related to the tier two auto loan and the truck and equipment portfolios for which specific reserves were set aside in the second quarter special charge, consumer net charge-offs were 85 basis points for the quarter. This compares with 95 basis points in the second quarter and 72 basis points a year ago.

         The remainder of my comments on this slide will focus on the 85 basis points of operating charge-offs. Net charge-offs in the indirect auto loan portfolio were 105 basis points, down from both the second quarter and last year. Second quarter charge offs at 150 basis points included losses associated with the tier two portfolio, while the third quarter numbers do not, as these losses are now charged against the reserve established in the second

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quarter.

         Excluding these losses from the second quarter would have reduced the 150 basis point charge-off rate to 130 basis points, which is a more meaningful comparison with the third quarter loss rate of 105 basis points. Also as reported last quarter, 1.37 percent loss rate on auto leases in the second quarter included some carry-over losses from the first quarter. Adjusted for this, the loss rate for the second quarter was 1.21 percent. Adjusting the second quarter indirect loan and lease loss rates to reflect these issues, the combined loss rate would be 1.25 percent for the second quarter versus the 1.17 percent in the third quarter.

         This improvement in the loan loss rate for the quarter is consistent with significant improvement that we've seen in vintage loss performance over the last year. For example, losses on indirect loans originated in the first quarter of this year had a cumulative loss rate over their first nine months of 36 basis points. This compares with cumulative losses of 61 basis points over the first nine months for loans originated in the first quarter a year ago.

         As we mentioned last quarter, indirect loan and lease charge-offs have been higher over the last 12 months as a result of lower quality paper that was originated from the

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fourth quarter of 1999 through the third quarter of 2000, also weaker as a --
also as a result of the weaker economic environment and the increase in the average loss per vehicle.

         As all three factors continue to exert pressure on loss rates in the third quarter, the relative impact of the lower quality vintages is diminishing. To put this in perspective in terms of the indirect loan product, fourth quarter `99 through second quarter 2000 vintages represents 16 percent of the indirect loan portfolio in the third quarter but were 35 percent of the losses in that portfolio. In the second quarter, that same vintage represented 20 percent of the total portfolio and 39 percent of the total losses.

         The credit quality of the third quarter loan originations was essentially unchanged for more recent vintages as average FICO scores remain well north of 700 and the percentage of "D" paper continued to be nominal in the portfolio originations. These same trends also apply to the lease portfolio. The improved risk profile of recent originations will have a favorable impact on loan and lease charge-offs going forward. However, the ultimate level of losses in coming quarters also will be very heavily influenced by economic conditions as well as seasonal factors.

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         The increase in installment charge-offs relates to a few unusually large losses in the home equity loan portfolio. On balance credit quality of this portfolio and the remaining consumer lending categories was stable and is performing well.

         Slide 20 reconciles the change in the allowance for loan losses from June 30th to September 30th. I think the main point we just want to make here is that third quarter provision expense covered 39.7 million dollars in total charge-offs including the charge-offs for which reserves were established in the second quarter and also provided for loan growth. As a result, the allowance for loan losses as a percentage of loans was maintained at 1.67 percent for the quarter.

         The next two slides provided additional detail on the excess capital we anticipate will be generated or released and the goodwill and core deposit intangible amortization related to the Florida sale.

         This completes our prepared remarks. Tom and I will be delighted to take any questions you might have. Let me turn the meeting -- we'll be delighted to take any of your questions. Let me turn the meeting back over to the operator, who will provide instructions on conducting the question and answer period.

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         JAY:  Operator?

         AMANDA: At this time, I would like to remind everyone in order to ask a question, please press the number one on your telephone keypad.

         AMANDA: Your first question comes from Michael Granger with JP Morgan.

         MICHAEL:  Hello.  Good afternoon.  Can you hear me?

         TOM: We can hear you, Mike.

         MIKE: Yes, we can.

         MICHAEL: Okay. Yeah. My question relates to the reserve, Mike, just and your comments about maintaining the reserve ratio at 1.67 or there about. Is that what you would have us model as we go into 2002 and I know you're not giving guidance yet on 2002, but is that something that we should, you know, model differently now over the next several quarters than that we would have done previously? Obviously we would have taken it down in our models to about
1.45 percent, which is, I think, where you were prior to the special provision of last quarter.

         MIKE: Mike, I think that's a reasonable assumption. Yes. We do not -- we had every intention of drawing the reserve down over the next few quarters, back down to the 1.45 percent, but I think the changes in the economy and also the changes in our non-performing loans are such that

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we just don't think that's a prudent thing to do. So I think from a modeling standpoint, using a 16.7 is a reasonable assumption.

         MIKE: And again, just in terms of this quarter, obviously, the provision was higher than maybe what we would've expected if we had assumed that you would've, you know, brought the ratio down some and I think you referred to some of the offset to that maybe stronger revenue growth this quarter, the expenses were maybe a little bit lower. Just going forward and again, realizing that it's difficult to predict 2002 with all the uncertainties, you feel good about at least the next quarter or two, those offsets continuing to be there against that higher provision level?

         MIKE: Mike, I think the -- if you went back to the assumptions that we provided behind the earnings estimate both for the rest of 2001 and for 2002 actually, back in July we had said that we thought charge-offs, total charge-offs would probably be 65 basis points. We're obviously running higher than that in the third quarter and we suggested that we're going to run even higher in the fourth quarter. I think that the offset to a lot of the higher charge-offs is a higher margin. We had assumed a margin in the second half of the year, 3.90 to 3.95, as I recall and we came in at 4.04. We think the margin is going to

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continue to be some place north of four percent as we look forward for the next couple of quarters anyway, so you've got a higher margin offsetting some of that and perhaps a little bit better efficiency ratio than we had expected or that we had built into the model.

         MICHAEL: Okay. Thank you.

         AMANDA: Your next question comes from Ed Najarian of Merrill Lynch.

         ED: Yes. Good afternoon. Several questions, first, just a quick question. Could you go back over the 33 million dollar component of this quarter restructuring charge? Second question, could you make any comments on your expected pace of share repurchase in 2002 and what your thoughts are right now about trying to accelerate that pace? And then third, any-- I know, obviously, the outlook is cloudy with the economy, but any kind of near term NPA guidance? Thanks.

         MIKE: Let me take the -- let me take the break out of the charge first, Ed. 33 million dollars in restructuring, we've got about 16 million dollars of that relates to the write-off or write-down of some electronic commerce initiatives we've been involved in. There's one write-down of some common stock for an E-commerce company we were an investor in. There's other ventures that we were a

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participant in that we are writing off. That's a total of about 16 million dollars. There's about 10 million dollars of leases that we are either have or going to vacate. They relate both to the -- our main office building downtown as well as a former operations center. Three million dollars of severance as it relates to some Florida and some non-Florida people. And there's about four million dollars of costs associated with the reduction of our ATM network. That's the 33 million dollar break-out.

         Regarding non-performing assets, we really don't want to look out behind the fourth quarter, but we do think that they are in all probability going to increase further in the fourth quarter and we were up very sharply 27 percent. We don't think that they're going to increase on that kind of magnitude. I think probably ten percent would be a more reasonable estimate, but we don't think we've seen the top in that increase.

         And I'm embarrassed. I forgot your--

         TOM: Repurchase.

         MIKE: Oh, repurchase. I don't think we're ready to really talk right now or we're not ready to talk right now about the pace or the type of repurchase activity we might enter into and I think a good example is just the recent market that we've seen in the last 30 days. I think the type of repurchase activity will have to be related closely to the kind of market conditions that we're in. You might have a different strategy if you had a very strong market than you would if you had a choppy market in which the market's very nervous. So we're really not prepared to say anything further about repurchase activity at this time.

         ED: Okay. Thanks. And if I could just follow-up. In terms of the deposit growth, was that fairly even throughout the franchise? Was it weighted more towards the Midwest than in Florida or more in Florida than in the Midwest or how should we view that?

         MIKE: Sure. Hold on just a second. Let me just get you a -- deposit growth during the quarter was actually stronger in the Midwest than it was in Florida. So Florida grew at -- core deposits grew at an annualized rate in the quarter of seven percent and 13 percent outside of Florida, the rest of the franchise outside Florida. And it was pretty balanced, I think, through the rest of the franchise.

         ED: Okay. Great. Thanks.

         AMANDA: Your next question comes Brock Vandervliet with Lehman
Brothers.

         BROCK: Good afternoon. First, I just wanted to confirm the net charge-off guidance, and secondly, if you could just talk about and characterize the commercial real estate growth linked quarter or sequentially. I just wanted to get a better flavor of that.

         MIKE: Well, the guidance we gave on the non-performing assets were that we thought there probably would be--

         JAY: Charge-offs.

         MIKE: -- I'm sorry, charge-offs. Excuse me. Charge-offs we said in the fourth quarter we think we expect them to be in the 80 to 90 basis point range. In terms of the commercial loan growth, I really -- I think it was -- commercial real estate was your question?

         BROCK: Yes. And particularly the growth just sequentially. It looked like accelerated pretty powerfully.

         MIKE: It did and there really were no policy changes. We have not changed our direction in that market at all. We continue to be loaning to just developers in our foot print. Most of the increase was related to draw downs on existing facilities as opposed to new facilities. I think the growth was reasonably broad based across the franchise.

         BROCK: Okay. And just a follow-up, if I may, on the mortgage banking line, does that decline sequentially reflect and just to decline volume or is that-- is there also a write-down in the mortgage servicing asset included in there.

         MIKE: There was a small write-down, couple of million

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                                                                         Page 26


dollars in the servicing portfolio, but we also had some floors that had appreciated in price that offset that. Most of the decline really was split had two components to it. We were down about four million dollars in mortgage banking revenues, couple of million dollars of that was just reduced volume, delivery to the agencies declined from 771 million to 609 million. And secondly, you may recall we had small portfolio sale which we recognized a gain of about two million dollars in the second quarter.

         BROCK: Excellent. Thank you.

         AMANDA: Your next question comes from Keith Horowitz with Salomon Smith Barney.

         KEITH: Good afternoon. I just wanted to have two points of clarification. First was on the net charge-off guidance, 80 to 90 basis points, in the fourth quarter. I think that's reported. I was wondering how -- what that is, how it breaks down between core and I guess non-core? So you had six one basis points in core for 3Q. I was wondering what your budgeting for fourth quarter and also in the increase in new NPAs in third quarter. Were there any write-downs in NPAs that were reflected in third quarter net charge-offs. Thanks?

         MiKE: In terms of the guidance for the fourth quarter, I don't think we would go into any break-out of the 80 to 90 basis points. That would be total charge-offs including any charge-offs against the reserves that had been established in the second quarter. So that's total charge-offs, not just what we were reporting on an operating basis.

         In terms of the -- there were no write-downs of non-performing assets in the charge-offs in the third quarter.

         KEITH: And just let me follow-up. We're splitting up the core, really to kind of look at what the core franchise is doing, excluding what you've done to kind of move aside some of the troubled assets, so in general if you don't have an exact number, just kind of directionally, are you looking to be flat, with the 61 basis points, up slightly? Just how you're looking at in general.

         MIKE: I think that you're probably going to see some increases. You're probably going to see some mix change between the third and the fourth quarter with a little more reported -- remember we had commercial real estate charge-offs of zero in that third quarter. So those can go no place but flat to up.

         JAY:  Next question.

         AMANDA: Again, I would like to remind everyone in order to ask a question, please press the number one on your telephone keypad. Your next question comes from Ed Najarian with Merrill Lynch.

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         ED: Yeah. If I could just follow-up, thanks. With respect to the margin, I know you indicated that you expect the margin over the next several quarters to stay north of four. Any more specific near term guidance? Would you expect some more expansion in the fourth quarter and then could you maybe provide a little bit of insight on the impact of the most recent interest rate cuts or any potential future interest rate cuts on how that might impact the margin subsequent to the fourth quarter? Thanks.

         MIKE: Ed, I think the margin -- we'd expect the margin to be flat to maybe just up a couple of basis points, no significant changes in the fourth quarter. The -- I think there's two or three factors going on with the recent change in rates we have represented. We feel we are slightly, very slightly liability sensitive, and therefore, margin should benefit slightly from rate reductions. When we have a rate reduction of the magnitude that we had occurring almost overnight, you tend to get a little margin compression in the short term and I think we're -- I guess, have a lot of other banks that are probably experiencing a little bit of that, one factor.

         Second factor, somewhat related, we now have got interest rates down to two and a half percent on Fed funds with the possibility that maybe they'd go lower. We're

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really testing the lows on exactly what kind of -- how much more we can drop the rate on our retail deposit. So I think we're going to run into, in the next two or three quarters in all probability, a little bit of compression just because the absolute level of rates is so low. So I don't expect the margin to expand significantly from here. I think if we can maintain it north of four percent, we'll be doing just fine.

         A lot of the margin increase over the last year in our case has been caused by the what we refer to as a richer mix of earning assets. We've dropped the investment portfolio and the relatively low margin residential mortgage portfolio from down to about 16 percent of assets. I think it was 23 percent or something like that a year ago. So that's provided a reasonable amount of the margin pop. We probably are near the end of that trend. I do not expect that we would drop investment portfolios dramatically from these levels.

         ED: Okay. Great. Thanks. And just wanted to welcome Jay on board. It'll be good to work with you again, Jay.

         JAY: Thanks, Ed.

         AMANDA: Your next question comes from Michael Granger with JP Morgan.

         MICHAEL: Hi. That goes for me, too, Jay.

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         JAY: Thanks, Mike. I appreciate that.

         MICHAEL: Tom, I wondered if you could maybe just give us kind of a view from where you're sitting on what the economic outlook is, what customers are saying and so forth in, you know, the wake of the events of September 11th in terms of, you know, demand side, economic activity, economic outlook and so forth - that your lenders have been talking to the customers and, you know, just what kind of feedback are you getting in the Midwest.

         TOM: Michael, I think that it's safe to say that all of our customers large or small and regardless of what sector are uncertain about what the impact of the last months activities will be. There's a great deal of nervousness and that doesn't suggest tremendous pessimism, but there's great anxiety and great nervousness and that, as I said, spreads across all sectors and most businesses just don't know yet. There's not question that the automotive industries have been impacted or automotive related industries have been impacted a lot. That's certainly reflected in Ohio and Michigan economies, for example. And our demand, our loan demand, particularly in the indirect, the dealer sales area, has been hurt a bit because of the zero percent financing programs of the captives in order to stimulate continued levels of demand and so we're down a bit

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in that regard, but more germane, I think, is just some recognition that anything related to automotive has got a big question mark around it, at least in this part of the world.

         We do expect to have significant impacts on mortgage refinancing just because of the very low levels of rates so we would think that this would also be a relatively good thing for new financing, but it certainly will be for refinancing, so expect a lot of activity on our mortgage side in that regard.

         MIKE:  Thank you.

         MIKE: Mike, in that regard in the fourth -- I'm sorry, in the third quarter, 42 percent of our mortgage volume, mortgage loan volume was refinancing versus 16 percent in the third quarter. It'll be interesting to see what happens to that in the fourth quarter. I think we'll be surprised if we don't see a real re-financing boom.

         TOM: I don't think, Michael, that there's any doubt that our business customers are hesitant to make that next investment. And they're reluctant as I'm sure others are throughout the country to move forward with capital expenditures. We certainly see that reflected. Our loan officers are seeing that reflected across many industry segments.

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         MICHAEL:  Okay.  Thank you.

         AMANDA:  At this time, there are no further questions.

         TOM: Okay. Well, thank you very much, again, for joining us. We feel on balance very good about the quarter and recognize the challenges we have ahead of us, but we're continuing to execute our game plan we've discussed previously. And we'll sure keep you apprized. Thanks for joining us.